Exhibit 5.1

August 31, 2006

Boards of Directors

Primus Telecommunications Group, Incorporated

Primus Telecommunications Holding, Inc.

7901 Jones Branch Drive

Suite 900

McLean, Virginia 22102

Dear Sirs:

We are acting as special counsel to Primus Telecommunications Group, Incorporated, a Delaware corporation (“Primus”), and Primus Telecommunications Holding, Inc., a Delaware corporation (“Holding”), in connection with the registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to:

(i) the resale by certain securityholders of Primus and Holding of up to:

(a)	$56,323,000 aggregate principal amount of 5% Exchangeable Notes due 2009 (the “Senior Notes”) of Holding, which are outstanding on the effective date of the Registration Statement;

(b)	shares of common stock, par value $0.01 per share, of Primus (the “Common Stock”) issuable after the effective date of the Registration Statement upon exchange of the Senior Notes (the “Exchange Shares”); and

(c)	shares of Common Stock payable by Holding as interest on the Senior Notes (the “Interest Shares”); and

(ii)	the guarantee by Primus of Holding’s obligations pursuant to the Senior Notes (the “Guarantees”).

We refer in this opinion letter to the Senior Notes, the Exchange Shares, the Interest Shares, and the Guarantees collectively as the “Securities.”

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

Boards of Directors

Primus Telecommunications Group, Incorporated

Primus Telecommunications Holding, Inc.

August 31, 2006

1.	An executed copy of the Registration Statement.

2.	First Amended and Restated Certificate of Incorporation of Primus (the “Original Charter”) as certified by the Secretary of State of the State of Delaware on August 21, 2006 and by the Secretary of Primus on the date hereof as being complete, accurate, and in effect.

3.	Certificate of Amendment to First Amended and Restated Certificate of Incorporation of Primus filed with the Secretary of State of State of Delaware on July 11, 2000 (the “First Charter Amendment”) as certified by the Secretary of State of the State of Delaware on August 21, 2006 and by the Secretary of Primus on the date hereof as being complete, accurate, and in effect.

4.	Certificate of Amendment to First Amended and Restated Certificate of Incorporation of Primus filed with the Secretary of State of the State of Delaware on August 7, 2006 (together with the Original Charter and the First Charter Amendment, the “Primus Charter”) as certified by the Secretary of State of the State of Delaware on August 21, 2006 and by the Secretary of Primus on the date hereof as being complete, accurate, and in effect.

5.	Amended and Restated Bylaws of Primus, as certified by the Secretary of Primus on the date hereof as being complete, accurate, and in effect.

6.	Certificate of Incorporation of Holding (the “Holding Charter”) as certified by the Secretary of State of the State of Delaware on August 21, 2006 and by the Secretary of Holding on the date hereof as being complete, accurate, and in effect.

7.	Bylaws of Holding, as certified by the Secretary of Holding on the date hereof as being complete, accurate, and in effect.

8.	Indenture, dated as of June 28, 2006, among Holding, as Issuer, Primus, as Guarantor, and U.S. Bank National Association, as Trustee (the “Indenture”).

9.	Specimen copy of Senior Note.

10.	Resolutions of the Board of Directors of Primus adopted by unanimous consent on June 7, 2006, as certified by the Secretary of Primus on the date hereof as being complete, accurate and in effect, relating to the authorization, issuance and sale of the Securities and arrangements in connection therewith.

11.	Resolutions of the Board of Directors of Holding adopted by unanimous consent on June 7, 2006, as certified by the Secretary of Holding on the date hereof as being complete, accurate and in effect, relating to the authorization, issuance and sale of the Securities and arrangements in connection therewith.

Boards of Directors

Primus Telecommunications Group, Incorporated

Primus Telecommunications Holding, Inc.

August 31, 2006

12.	Form of Purchase Agreement relating to the Senior Notes, dated as of June 7, 2006, by and among Primus, Holding and Holders of the Senior Notes named therein.

13.	Form of Exchange Agreement relating to the Senior Notes, dated as of June 7, 2006, by and among Primus, Holding and Holders of the Senior Notes named therein.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of all of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We also have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against Holding and Primus, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and consumability, (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture and (vii) the Exchange Shares and Interest Shares will be issued in accordance with the Indenture. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” and “the law of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)	the Senior Notes constitute valid and binding obligations of Holding;

(2)	the Guarantees constitute valid and binding obligations of Primus; and

(3)	the Exchange Shares and the Interest Shares, when issued in accordance with the terms of the Indenture and in accordance with the Primus Charter, and at an exchange price at least equal to the par value of the Exchange Shares and the Interest Shares, as the case may be, will be validly issued, fully paid and nonassessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the

Boards of Directors

Primus Telecommunications Group, Incorporated

Primus Telecommunications Holding, Inc.

August 31, 2006

effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for Primus’s and Holding’s use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise Primus or Holding of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.